EXHIBIT 99.1

GrafTech Reports Third Quarter 2022 Results

Navigating Near-term Challenges in the Operating Environment
GrafTech’s Facility in Monterrey, Mexico Remains Temporarily Suspended

BROOKLYN HEIGHTS, Ohio - November 4, 2022 - GrafTech International Ltd. (NYSE: EAF) ("GrafTech" or the "Company") today announced financial results for the quarter and nine months ended September 30, 2022.
Third Quarter 2022 Highlights
•Net income of $93 million
•Earnings per share ("EPS")(1) of $0.36 and adjusted EPS(1)(2) of $0.37
•Adjusted EBITDA(2) of $129 million, for a 42% adjusted EBITDA margin(3)
•Sales volume of 36 thousand metric tons ("MT")
•Production volume of 38 thousand MT
•Cash flow from operating activities of $68 million
CEO Comments
"Third quarter results fell short of our expectations, reflecting near-term challenges in the operating environment," said Marcel Kessler, Chief Executive Officer and President. “Ongoing geopolitical tensions and global economic uncertainty have softened near-term demand for steel and, therefore, graphite electrodes. This, combined with the current inflationary environment and the impact of the suspension of our operations in Mexico, led to declines in our key operating and financial metrics for the quarter."
"I am proud of our team as they are working tirelessly to navigate the current market uncertainties, while pursuing all options to ensure our operations in Mexico can resume as promptly as possible," said Mr. Kessler. "In addition, we are aligning operating and capital expenditures with the current environment as we remain committed to maintaining a strong balance sheet. We are confident that these actions, supported by an industry-leading position and our sustainable competitive advantages, will optimally position GrafTech to benefit from the long-term growth of the graphite electrode market and to deliver future shareholder value."

EXHIBIT 99.1
Third Quarter 2022 Financial Performance

(dollars in thousands, except per share amounts)				Nine Months Ended September 30,

	Q3 2022	Q2 2022	Q3 2021	2022	2021
Net sales	$303,840	$363,646	$347,348	$1,033,731	$982,495
Net income	$93,451	$114,997	$119,886	$332,631	$246,850
EPS(1)	$0.36	$0.44	$0.45	$1.28	$0.92
Cash flow from operating activities	$68,166	$60,123	$134,256	$274,605	$343,011

Adjusted net income(2)	$93,883	$115,102	$119,038	$334,905	$333,405
Adjusted EPS(1)(2)	$0.37	$0.44	$0.45	$1.29	$1.25
Adjusted EBITDA(2)	$128,567	$158,196	$172,175	$456,363	$487,123
Adjusted free cash flow(4)	$52,233	$47,630	$125,145	$229,767	$369,303

Net sales for the third quarter of 2022 were $304 million, a decrease of 13% compared to $347 million in the third quarter of 2021. The decrease primarily reflected lower sales volume, including the impact of approximately four thousand MT of customer orders, predominately related to short-term agreements and spot sales ("non-LTA"), that could not be shipped due to the suspension of our operations in Monterrey, Mexico. A shift in the mix of our business to non-LTA volume from volume derived from our take-or-pay agreements that had initial terms of three-to-five years ("LTA") also contributed to the decline in net sales. These factors were partially offset by improved pricing on non-LTA volume.
Net income for the third quarter of 2022 was $93 million, or $0.36 per share, compared to $120 million, or $0.45 per share, in the third quarter of 2021. Adjusted EBITDA(2) was $129 million in the third quarter of 2022, compared to $172 million in the third quarter of 2021, with the decline primarily reflecting lower sales volume and higher costs. We estimate that the suspension of our operations in Monterrey, Mexico had a negative impact of approximately $13 million on adjusted EBITDA in the third quarter of 2022, primarily reflecting the foregone sales volume. Adjusted EBITDA margin(3) was 42% for the third quarter of 2022.
In the third quarter of 2022, cash flow from operating activities was $68 million and adjusted free cash flow(4) was $52 million, with both measures decreasing compared to the same period in 2021 reflecting higher working capital and lower net income. For the third quarter of 2022, 41% of adjusted EBITDA(2) was converted to adjusted free cash flow(5).

EXHIBIT 99.1
Operational and Commercial Update

Key operating metrics				Nine Months Ended September 30,

(in thousands, except percentages)	Q3 2022	Q2 2022	Q3 2021	2022	2021
Sales volume (MT)(6)	35.7	42.3	43.4	121.3	123.1
Production volume (MT)(7)	37.7	43.9	39.5	127.7	119.0
Total production capacity (MT)(8)(9)	55.0	58.0	55.0	171.0	171.0
Total capacity utilization(9)(10)	69%	76%	72%	75%	70%
Production capacity excluding St. Marys (MT)(8)(11)	48.0	51.0	48.0	150.0	150.0
Capacity utilization excluding St. Marys(10)(11)	79%	86%	82%	85%	79%

GrafTech reported sales volume of 36 thousand MT in the third quarter of 2022, a decrease of 18% compared to the third quarter of 2021, consisting of 23 thousand MT of LTA volume and 13 thousand MT of non-LTA volume.
For the third quarter of 2022, the weighted-average realized price for our LTA volume was $9,400 per MT. For our non-LTA volume, the weighted-average realized price for graphite electrodes delivered and recognized in revenue in the third quarter of 2022 was $6,000 per MT, an increase of approximately 30% compared to the third quarter of 2021 and consistent with the weighted-average non-LTA price for the first six months of 2022.
Production volume was 38 thousand MT in the third quarter of 2022, a decrease of 5% compared to the third quarter of 2021. Annual planned maintenance work at our two European facilities occurred in the third quarter of both years.
Steel market capacity utilization rates have been as follows:

	Q3 2022	Q2 2022	Q3 2021
Global (ex-China) capacity utilization rate(12)	64%	69%	71%
U.S. capacity utilization rate(13)	78%	81%	84%

The table of estimated shipments of graphite electrodes under existing LTAs has been updated as follows to reflect our current expectations(14)(15):

	2022	2023	2024
Estimated LTA volume (in thousands of MT)	88-92	26-33	12-15
Estimated LTA revenue (in millions)	$830-$870	$225-$285	$130-$165(16)

EXHIBIT 99.1
Update on Operations in Monterrey, Mexico
On September 15, 2022, inspectors from the State Attorney’s Office for the Secretary of Environment of the State of Nuevo León, Mexico issued a temporary suspension notice for our operations located in Monterrey, Mexico, as described in our Current Report on Form 8-K furnished on September 16, 2022. Currently, production operations in Monterrey remain shut down while certain activities, including movement of existing inventory, are permitted to continue.
While we are complying with the suspension notice, we strongly disagree with the course of action taken by the state authorities and will continue to seek resolution, including a restart of our Monterrey production operations. As we work to resolve this matter as promptly as possible, we are pursuing all available legal remedies, as well as engaging in dialogue with the respective state and local authorities involved in these matters. However, at this time, we are not able to assess how long production operations at our Monterrey facility will remain suspended.
Our facility in Monterrey has been operating since 1959, has over 550 employees and represents approximately 60 thousand MT of annual production capacity, or 30% of our total annual production capacity excluding St. Marys. Monterrey's operations can produce a broad portfolio of products, including various sizes of graphite electrodes and pins, and is currently our only site that produces the pin stock utilized for all of our graphite electrodes.
As such, we are pursuing several alternatives with respect to production and sourcing of pin stock as well as other mitigation activities to minimize the impact on our business and our customers if the Monterrey suspension continues for the foreseeable future. These include a potential restart of our St. Marys, Pennsylvania facility, where the scope of production is currently limited to graphitizing and machining of electrodes and pins(11). We anticipate these mitigation activities will take the first half of 2023 to fully implement, and we cannot provide any assurance that such measures will be effective in limiting the impact of the suspension.
Until operations in Monterrey are resumed or mitigation activities are successfully implemented, our ability to fulfill customer orders will be significantly impacted. Specific to the fourth quarter of 2022, after considering current pin stock inventory, we estimate the suspension will impact approximately 10 thousand MT to 12 thousand MT of such customer orders.

EXHIBIT 99.1
Capital Structure and Capital Allocation
As of September 30, 2022, GrafTech had cash and cash equivalents of $109 million and total debt of approximately $921 million. Maintaining a prudent and disciplined capital allocation strategy remains a priority for the Company. In the third quarter of 2022, we retained all of our free cash flow to increase the Company's liquidity position in order to support financial flexibility as we manage through near-term challenges, including the suspension of our operations in Monterrey. In the first half of the year, we repaid $110 million of our long-term debt and repurchased 6.7 million shares of our common stock for an aggregate of $60 million. We continue to expect full-year capital expenditures to be in the range of $70 million to $80 million in 2022.
Outlook
The current environment for the steel industry remains volatile with key markets, such as Europe, continuing to experience weakening demand as broader macroeconomic conditions deteriorate. Steel industry trends have also softened somewhat in the U.S., although the market remains comparatively healthy and more stable. As a result, we expect graphite electrode demand to remain soft in the fourth quarter of 2022 and into 2023 reflecting market dynamics, which continue to be dictated by geopolitical conflict and economic uncertainty.
At the same time, as is the case for nearly all industries, costs remain elevated for raw materials, energy and logistics. Due to the current inflationary environment, we anticipate sequential cost increases to continue in the fourth quarter of 2022.
In addition to the efforts to resolve the situation involving our Monterrey, Mexico facility, we are aligning operating and capital expenditures with the current environment as we remain committed to maintaining a strong balance sheet. Longer term, we remain confident that the steel industry’s accelerating efforts to decarbonize will lead to increased adoption of the electric arc furnace method of steelmaking, driving long-term demand for graphite electrodes. The actions we are taking will optimally position GrafTech to benefit from that long-term growth. In addition, our vertical integration into petroleum needle coke production via our Seadrift facility is a critical differentiator from our competitors and foundational for our ability to reliably deliver high-quality graphite electrodes.
Conference Call Information
In connection with this earnings release, you are invited to listen to our earnings call being held on November 4, 2022 at 10:00 a.m. (EDT). The webcast and accompanying slide presentation will be available on our investor relations website at: http://ir.graftech.com. The earnings call dial-in number is +1 (888) 396-8049 toll-free in North America or +1 (416) 764-8646 for overseas calls, conference ID: 84245557. Archived replays of the conference call and webcast will be made available on our investor relations website at: http://ir.graftech.com. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission ("SEC") and other information available at: www.GrafTech.com. The information on our website is not part of this release or any report we file or furnish to the SEC.

EXHIBIT 99.1
About GrafTech
GrafTech International Ltd. is a leading manufacturer of high-quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost, ultra-high power graphite electrode manufacturing facilities, including three of the highest capacity facilities in the world. We are the only large-scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, a key raw material for graphite electrode manufacturing. This unique position provides us with competitive advantages in product quality and cost.
________________________

(1)    EPS represents diluted earnings per share. Adjusted EPS represents diluted adjusted earnings per share.
(2)    A non-GAAP financial measure, see below for more information and a reconciliation of EBITDA, adjusted EBITDA and adjusted net income to net income, and adjusted EPS to EPS, the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").
(3)    Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (Q3 2022 adjusted EBITDA of $128.6 million/Q3 2022 net sales of $303.8 million).
(4)    A non-GAAP financial measure, see below for more information and a reconciliation of adjusted free cash flow and free cash flow to cash flow from operating activities, the most directly comparable financial measure calculated and presented in accordance with GAAP.
(5)    Adjusted free cash flow conversion is calculated as adjusted free cash flow divided by adjusted EBITDA (Q3 2022 adjusted free cash flow of $52.2 million/Q3 2022 adjusted EBITDA of $128.6 million).
(6)    Sales volume reflects only graphite electrodes manufactured by us.
(7)    Production volume reflects graphite electrodes we produced during the period.
(8)    Production capacity reflects expected maximum production volume during the period depending on product mix and expected maintenance outage. Actual production may vary.
(9)    Includes graphite electrode facilities in Calais, France; Monterrey, Mexico; Pamplona, Spain; and St. Marys, Pennsylvania.
(10)    Capacity utilization reflects production volume as a percentage of production capacity.
(11)    Our St. Marys, Pennsylvania facility graphitizes a limited number of electrodes and pins sourced from our Monterrey, Mexico facility.
(12)    Source: World Steel Association, Metal Expert and GrafTech analysis, as of October 2022.
(13)    Source: American Iron and Steel Institute, as of October 2022.
(14)    As it relates to the conflict between Ukraine and Russia, we have provided force majeure notices with respect to certain impacted LTAs. Certain of our LTA counterparties have challenged the force majeure notices, but we will continue to enforce our contractual rights. In the event of a force majeure, the LTAs provide our counterparties with the right to terminate the LTA if the force majeure event continues for more than six months after the delivery of the force majeure notice, with no continuing obligations of either party. The estimates of LTA revenue as set forth in the table above reflects (i) our current view of the validity of such force majeure notices and (ii) our current expectations of termination fees from our customers who have failed to meet certain obligations under their LTAs.
(15)    The estimates set forth in this table reflect our current expectations regarding the shift of LTA revenue out of 2022 into 2023, primarily due to the suspension of our operations in Monterrey, Mexico.
(16)    Includes expected termination fees from a few customers that have failed to meet certain obligations under their LTAs.

Cautionary Note Regarding Forward-Looking Statements

This press release and related discussions may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect

EXHIBIT 99.1
our current views with respect to, among other things, financial projections, plans and objectives of management for future operations, and future economic performance. Examples of forward-looking statements include, among others, statements we make regarding future estimated revenues and volumes derived from our LTAs, future pricing of non-LTAs, anticipated levels of capital expenditures, and guidance relating to earnings per share and adjusted EBITDA. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident,” or the negative versions of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to: the ultimate impact the COVID-19 pandemic has on our business, results of operations, financial condition and cash flows, including the duration and spread of any variants, the duration and scope of related government orders and restrictions, the impact on our employees, and the disruptions and inefficiencies in our supply chain; the ultimate impact the conflict between Russia and Ukraine has on our business, results of operations, financial condition and cash flows, including the duration and scope of such conflict, its impact on disruptions and inefficiencies in our supply chain and our ability to procure certain raw materials; the possibility that we may be unable to implement our business strategies, including our ability to secure and maintain longer-term customer contracts, in an effective manner; the cyclical nature of our business and the selling prices of our products, which may decline in the future, may lead to periods of reduced profitability and net losses in the future; the impact of inflation and our ability to mitigate the effect on our costs; the risks and uncertainties associated with litigation, arbitration, and like disputes, including disputes related to contractual commitments; the possibility that global graphite electrode overcapacity may adversely affect graphite electrode prices; our dependence on the global steel industry generally and the electric arc furnace steel industry in particular; the sensitivity of our business and operating results to economic conditions, including any recession, and the possibility others may not be able to fulfill their obligations to us in a timely fashion or at all; the competitiveness of the graphite electrode industry; our dependence on the supply of raw materials, including decant oil, petroleum needle coke, and energy, and disruptions in supply chains for these materials; our manufacturing operations are subject to hazards; changes in, or more stringent enforcement of, health, safety and environmental regulations applicable to our manufacturing operations and facilities; the legal, compliance, economic, social and political risks associated with our substantial operations in multiple countries; the possibility that fluctuation of foreign currency exchange rates could materially harm our financial results; the possibility that our results of operations could deteriorate if our manufacturing

EXHIBIT 99.1
operations were substantially disrupted for an extended period, including as a result of equipment failure, climate change, regulatory issues, natural disasters, public health crises, such as the COVID-19 pandemic, political crises or other catastrophic events, including the suspension of our operations located in Monterrey, Mexico and our ability to resume operations in Monterrey; our dependence on third parties for certain construction, maintenance, engineering, transportation, warehousing and logistics services; the possibility that we are unable to recruit or retain key management and plant operating personnel or successfully negotiate with the representatives of our employees, including labor unions; the sensitivity of goodwill on our balance sheet to changes in the market; the possibility that we are subject to information technology systems failures, cybersecurity attacks, network disruptions and breaches of data security; our dependence on protecting our intellectual property and the possibility that third parties may claim that our products or processes infringe their intellectual property rights; the possibility that our indebtedness could limit our financial and operating activities or that our cash flows may not be sufficient to service our indebtedness; the possibility that restrictive covenants in our financing agreements could restrict or limit our operations; the fact that borrowings under certain of our existing financing agreements subject us to interest rate risk; the possibility that disruptions in the capital and credit markets could adversely affect our results of operations, cash flows and financial condition, or those of our customers and suppliers; the possibility that the market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public markets, including by Brookfield Asset Management Inc. and its affiliates ("Brookfield"); the possibility that we may not pay cash dividends on our common stock in the future; and the fact that our stockholders have the right to engage or invest in the same or similar businesses as us.
These factors should not be construed as exhaustive and should be read in conjunction with the Risk Factors and other cautionary statements that are included in our most recent Annual Report on Form 10-K and other filings with the SEC. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
Non‑GAAP Financial Measures
In addition to providing results that are determined in accordance with GAAP, we have provided certain financial measures that are not in accordance with GAAP. EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted EPS, free cash flow, adjusted free cash flow, and adjusted free cash flow conversion are non-GAAP financial measures.

We define EBITDA, a non‑GAAP financial measure, as net income or loss plus interest expense, minus interest income, plus income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any pension and other post-employment benefit ("OPEB") plan expenses, adjustments for public offerings and related expenses, non‑cash gains or losses from foreign currency remeasurement of non‑operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, stock-based compensation expense, non-cash fixed asset write-offs, related party payable - Tax Receivable Agreement adjustments and Change in Control

EXHIBIT 99.1
charges that were triggered as a result of the ownership of our largest stockholder falling below 30% of our total outstanding shares. Adjusted EBITDA is the primary metric used by our management and our Board of Directors to establish budgets and operational goals for managing our business and evaluating our performance. For purposes of this release, a Change in Control occurred when Brookfield and any affiliates thereof ceased to own stock of the Company that constitutes at least thirty percent (30%) or thirty-five percent (35%), as applicable, of the total fair market value or total voting power of the stock of the Company (the "Change in Control").

We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period‑to‑period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. Adjusted EBITDA margin is also a non-GAAP financial measure used by our management and our Board of Directors as supplemental information to assess the Company’s operational performance and is calculated as adjusted EBITDA divided by net sales. In addition, we believe adjusted EBITDA, adjusted EBITDA margin and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt‑service capabilities. We also monitor the ratio of total debt to trailing twelve month adjusted EBITDA, because we believe it is a useful and widely used way to assess our leverage.

Our use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments, including any capital expenditure requirements to augment or replace our capital assets;
•adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•adjusted EBITDA does not reflect expenses relating to our pension and OPEB plans;
•adjusted EBITDA does not reflect public offerings and related expenses;
•adjusted EBITDA does not reflect the non‑cash gains or losses from foreign currency remeasurement of non‑operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar;
•adjusted EBITDA does not reflect stock-based compensation expense;
•adjusted EBITDA does not reflect the non‑cash write‑off of fixed assets;
•adjusted EBITDA does not reflect related party payable - Tax Receivable Agreement adjustments;
•adjusted EBITDA does not reflect Change in Control charges; and

EXHIBIT 99.1
•other companies, including companies in our industry, may calculate EBITDA, adjusted EBITDA and adjusted EBITDA margin differently, which reduces its usefulness as a comparative measure.

We define adjusted net income, a non‑GAAP financial measure, as net income or loss, excluding the items used to calculate adjusted EBITDA, less the tax effect of those adjustments. We define adjusted EPS, a non‑GAAP financial measure, as adjusted net income divided by the weighted average diluted common shares outstanding during the period. We believe adjusted net income and adjusted EPS are useful to present to investors because we believe that they assist investors’ understanding of the underlying operational profitability of the Company.

Free cash flow and adjusted free cash flow, non-GAAP financial measures, are metrics used by our management and our Board of Directors to analyze cash flows generated from operations. We define free cash flow as net cash provided by operating activities less capital expenditures. We define adjusted free cash flow as free cash flow adjusted by payments of the Change in Control charges that were triggered as a result of the ownership of our largest stockholder falling below 30% of our total outstanding shares. We believe these free cash flow metrics are useful to present to investors because we believe that they facilitate comparison of the Company’s performance with its competitors. Adjusted free cash flow conversion is also a non-GAAP financial measure used by our management and our Board of Directors as supplemental information to evaluate the Company’s ability to convert earnings from our operational performance to cash. We calculate adjusted free cash flow conversion as adjusted free cash flow divided by adjusted EBITDA.

In evaluating EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted EPS, free cash flow, adjusted free cash flow and adjusted free cash flow conversion, you should be aware that in the future, we will incur expenses similar to the adjustments in the reconciliations presented below, other than the Change in Control charges. Our presentations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted EPS, free cash flow, adjusted free cash flow and adjusted free cash flow conversion should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non‑recurring items. When evaluating our performance, you should consider EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted EPS, free cash flow, adjusted free cash flow and adjusted free cash flow conversion alongside other measures of financial performance and liquidity, including our net income, EPS and cash flow from operating activities, respectively, and other GAAP measures.

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$109,394	$57,514
Accounts and notes receivable, net of allowance for doubtful accounts of $7,288 as of September 30, 2022 and $6,835 as of December 31, 2021	179,139	207,547
Inventories	438,866	289,432
Prepaid expenses and other current assets	74,344	73,364
Total current assets	801,743	627,857
Property, plant and equipment	815,318	815,298
Less: accumulated depreciation	331,535	313,825
Net property, plant and equipment	483,783	501,473
Deferred income taxes	18,607	26,187
Goodwill	171,117	171,117
Other assets	91,717	85,684
Total assets	$1,566,967	$1,412,318
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$119,410	$117,112
Long-term debt, current maturities	113	127
Accrued income and other taxes	38,585	57,097
Other accrued liabilities	87,385	56,405
Related party payable - Tax Receivable Agreement	4,481	3,828
Total current liabilities	249,974	234,569

Long-term debt	921,090	1,029,561
Other long-term obligations	69,111	68,657
Deferred income taxes	44,818	40,674
Related party payable - Tax Receivable Agreement long-term	10,973	15,455
Stockholders’ equity:
Preferred stock, par value $0.01, 300,000,000 shares authorized, none issued	—	—
Common stock, par value $0.01, 3,000,000,000 shares authorized, 256,597,342 and 263,255,708 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	2,566	2,633
Additional paid-in capital	744,519	761,412
Accumulated other comprehensive loss	(26,375)	(7,444)
Accumulated deficit	(449,709)	(733,199)
Total stockholders’ equity	271,001	23,402

Total liabilities and stockholders’ equity	$1,566,967	$1,412,318

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net sales	$303,840	$347,348	$1,033,731	$982,495
Cost of sales	170,171	170,286	562,881	518,549
Gross profit	133,669	177,062	470,850	463,946
Research and development	1,014	983	2,617	2,970
Selling and administrative expenses	18,578	19,006	57,862	114,942
Operating income	114,077	157,073	410,371	346,034

Other income, net	(598)	(364)	(1,358)	(314)
Interest expense	6,424	16,048	25,035	54,209
Interest income	(241)	(417)	(2,197)	(653)
Income before provision for income taxes	108,492	141,806	388,891	292,792
Provision for income taxes	15,041	21,920	56,260	45,942
Net income	$93,451	$119,886	$332,631	$246,850

Basic income per common share:
Net income per share	$0.36	$0.45	$1.28	$0.92
Weighted average common shares outstanding	256,848,575	267,106,109	259,415,295	267,327,888
Diluted income per common share:
Net income per share	$0.36	$0.45	$1.28	$0.92
Weighted average common shares outstanding	256,853,454	267,178,963	259,424,885	267,441,394

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cash flow from operating activities:
Net income	$93,451	$119,886	$332,631	$246,850
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	13,262	15,584	41,708	48,415
Deferred income tax provision	4,659	(1,985)	11,216	(6,180)
Non-cash stock-based compensation expense	628	262	1,666	16,293
Non-cash interest expense	571	2,551	(3,103)	9,750
Other adjustments	(3,181)	3,430	230	6,784
Net change in working capital*	(39,633)	(3,260)	(101,622)	47,174
Change in related party Tax Receivable Agreement	—	—	(3,828)	(21,752)
Change in long-term assets and liabilities	(1,591)	(2,212)	(4,293)	(4,323)
Net cash provided by operating activities	68,166	134,256	274,605	343,011
Cash flow from investing activities:
Capital expenditures	(15,933)	(14,374)	(45,281)	(40,426)
Proceeds from the sale of fixed assets	22	137	161	356
Net cash used in investing activities	(15,911)	(14,237)	(45,120)	(40,070)
Cash flow from financing activities:
Debt issuance and modification costs	—	(25)	(2,232)	(3,109)
Principal payments on long-term debt	—	(100,000)	(110,000)	(300,000)
Repurchase of common stock - non-related party	—	(42,378)	(60,000)	(42,378)
Payments for taxes related to net share settlement of equity awards	—	—	(230)	(4,074)
Proceeds from exercise of stock options	—	—	225	—
Dividends paid to non-related party	(1,926)	(2,028)	(5,843)	(5,446)
Dividends paid to related party	(640)	(640)	(1,919)	(2,567)
Interest rate swap settlements	5,195	(1,155)	3,762	(3,264)
Net cash provided by (used in) financing activities	2,629	(146,226)	(176,237)	(360,838)
Net change in cash and cash equivalents	54,884	(26,207)	53,248	(57,897)
Effect of exchange rate changes on cash and cash equivalents	(1,325)	(1,268)	(1,368)	(889)
Cash and cash equivalents at beginning of period	55,835	114,131	57,514	145,442
Cash and cash equivalents at end of period	$109,394	$86,656	$109,394	$86,656

* Net change in working capital due to changes in the following components:
Accounts and notes receivable, net	$23,348	$(12,760)	$22,229	$(3,455)
Inventories	(41,784)	(15,069)	(146,501)	(7,246)
Prepaid expenses and other current assets	15,718	(5,593)	1,690	(17,664)
Income taxes payable	(3,790)	15,390	(20,226)	(2,371)
Accounts payable and accruals	(39,013)	9,000	35,373	71,748
Interest payable	5,888	5,772	5,813	6,162
Net change in working capital	$(39,633)	$(3,260)	$(101,622)	$47,174

EXHIBIT 99.1
NON-GAAP RECONCILIATION
(Dollars in thousands, except per share data)
The following table reconciles our non-GAAP key financial measures to the most directly comparable GAAP measures:

Reconciliation of Net Income to Adjusted Net Income
				Nine Months Ended September 30,
	Q3 2022	Q2 2022	Q3 2021	2022	2021

Net income	$93,451	$114,997	$119,886	$332,631	$246,850

Diluted income per common share:
Net income per share	$0.36	$0.44	$0.45	$1.28	$0.92
Weighted average shares outstanding	256,853,454	258,845,588	267,178,963	259,424,885	267,441,394

Adjustments, pre-tax:
Pension and OPEB plan expenses(1)	534	553	434	1,638	1,295
Public offerings and related expenses(2)	—	100	—	100	663
Non-cash (gains) losses on foreign currency remeasurement(3)	(532)	(1,002)	(1,542)	(298)	365
Stock-based compensation expense(4)	628	573	262	1,666	1,580
Non-cash fixed asset write-off (5)	—	—	—	—	313
Related party payable - Tax Receivable Agreement adjustment(6)	—	—	—	(180)	47
Change in Control LTIP award(7)	—	—	—	—	73,384
Change in Control stock-based compensation acceleration(7)	—	—	—	—	14,713
Total non-GAAP adjustments pre-tax	630	224	(846)	2,926	92,360
Income tax impact on non-GAAP adjustments(8)	198	119	2	652	5,805
Adjusted net income	$93,883	$115,102	$119,038	$334,905	$333,405
(1)Net periodic benefit cost for our pension and OPEB plans.
(2)Legal, accounting, printing and registration fees associated with the public offerings and related expenses.
(3)Non-cash (gains) losses from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(4)Non-cash expense for stock-based compensation grants.
(5)Non-cash write-off of fixed assets.
(6)Non-cash expense adjustment for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.
(7)In the second quarter of 2021, we incurred Change in Control charges as a result of the ownership of our largest stockholder, Brookfield, moving below 30% of our shares outstanding.
(8)The tax impact on the non-GAAP adjustments is affected by their tax deductibility and the applicable jurisdictional tax rates.

EXHIBIT 99.1
NON-GAAP RECONCILIATION

The following table reconciles our non-GAAP key financial measures to the most directly comparable GAAP measures:

Reconciliation of EPS to Adjusted EPS
				Nine Months Ended September 30,
	Q3 2022	Q2 2022	Q3 2021	2022	2021

EPS	$0.36	$0.44	$0.45	$1.28	$0.92
Adjustments per share:
Pension and OPEB plan expenses(1)	—	—	—	—	—
Public offerings and related expenses(2)	—	—	—	—	—
Non-cash (gains) losses on foreign currency remeasurement(3)	—	—	—	—	—
Stock-based compensation expense(4)	0.01	—	—	0.01	0.02
Non-cash fixed asset write-off (5)	—	—	—	—	—
Related party payable - Tax Receivable Agreement adjustment(6)	—	—	—	—	—
Change in Control LTIP award(7)	—	—	—	—	0.27
Change in Control stock-based compensation acceleration(7)	—	—	—	—	0.06
Total non-GAAP adjustments pre-tax per share	0.01	—	—	0.01	0.35
Income tax impact on non-GAAP adjustments per share(8)	—	—	—	—	0.02
Adjusted EPS	$0.37	$0.44	$0.45	$1.29	$1.25
(1)Net periodic benefit cost for our pension and OPEB plans.
(2)Legal, accounting, printing and registration fees associated with the public offerings and related expenses.
(3)Non-cash (gains) losses from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(4)Non-cash expense for stock-based compensation grants.
(5)Non-cash write-off of fixed assets.
(6)Non-cash expense adjustment for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.
(7)In the second quarter of 2021, we incurred Change in Control charges as a result of the ownership of our largest stockholder, Brookfield, moving below 30% of our shares outstanding.
(8)The tax impact on the non-GAAP adjustments is affected by their tax deductibility and the applicable jurisdictional tax rates.

EXHIBIT 99.1
NON-GAAP RECONCILIATION
(Dollars in thousands)
The following table reconciles our non-GAAP key financial measures to the most directly comparable GAAP measures:

Reconciliation of Net Income to Adjusted EBITDA
				Nine Months Ended September 30,
	Q3 2022	Q2 2022	Q3 2021	2022	2021

Net income	$93,451	$114,997	$119,886	$332,631	$246,850
Add:
Depreciation and amortization	13,262	14,012	15,584	41,708	48,415
Interest expense	6,424	9,399	16,048	25,035	54,209
Interest income	(241)	(1,858)	(417)	(2,197)	(653)
Income taxes	15,041	21,422	21,920	56,260	45,942
EBITDA	127,937	157,972	173,021	453,437	394,763
Adjustments:
Pension and OPEB plan expenses(1)	534	553	434	1,638	1,295
Public offerings and related expenses(2)	—	100	—	100	663
Non-cash (gains) losses on foreign currency remeasurement(3)	(532)	(1,002)	(1,542)	(298)	365
Stock-based compensation expense(4)	628	573	262	1,666	1,580
Non-cash fixed asset write-off (5)	—	—	—	—	313
Related party payable - Tax Receivable Agreement adjustment(6)	—	—	—	(180)	47
Change in Control LTIP award(7)	—	—	—	—	73,384
Change in Control stock-based compensation acceleration(7)	—	—	—	—	14,713
Adjusted EBITDA	$128,567	$158,196	$172,175	$456,363	$487,123

(1)Net periodic benefit cost for our pension and OPEB plans.
(2)Legal, accounting, printing and registration fees associated with the public offerings and related expenses.
(3)Non-cash (gains) losses from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(4)Non-cash expense for stock-based compensation grants.
(5)Non-cash write-off of fixed assets.
(6)Non-cash expense adjustment for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.
(7)In the second quarter of 2021, we incurred Change in Control charges as a result of the ownership of our largest stockholder, Brookfield, moving below 30% of our shares outstanding.

EXHIBIT 99.1
NON-GAAP RECONCILIATION
(Dollars in thousands)
The following table reconciles our non-GAAP key financial measures to the most directly comparable GAAP measures:

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow
				Nine Months Ended September 30,
	Q3 2022	Q2 2022	Q3 2021	2022	2021

Net cash provided by operating activities	$68,166	$60,123	$134,256	$274,605	$343,011
Capital expenditures	(15,933)	(12,493)	(14,374)	(45,281)	(40,426)
Free cash flow	52,233	47,630	119,882	229,324	302,585

Change in Control payment(1)	—	—	5,263	443	66,718
Adjusted free cash flow	$52,233	$47,630	$125,145	$229,767	$369,303

(1)In the second quarter of 2021, we incurred pre-tax Change in Control charges of $88 million as a result of the ownership of our largest stockholder, Brookfield, moving below 30% of our total shares outstanding. Of the $88 million in pre-tax Change in Control charges, $73 million were cash and $15 million were non-cash. An aggregate of $72 million of the cash charges have been paid through the third quarter of 2022 and an additional $1 million will be paid in subsequent quarters, as a result of the timing of related payroll tax payments.

Contact:
Michael Dillon
216-676-2000
investor.relations@graftech.com